Exhibit 99.1

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES 2007 FOURTH QUARTER AND YEAR-END RESULTS

•	Fourth quarter earnings per share up 13% to $1.89; Full year earnings per share up 22% to $7.10
•	Fourth quarter net earnings up 10% to $799 million; Full year net earnings up 20% to $3.0 billion
•	Fourth quarter net sales of $10.8 billion, level with 2006; Full year net sales up 6% to $41.9 billion
•	Cash from operations of $420 million for the fourth quarter; $4.2 billion for the full year
•	Increased outlook for 2008 net sales, operating profit, earnings per share, cash from operations and return on invested capital (ROIC)

BETHESDA, Maryland, January 24, 2008 — Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2007 net earnings of $799 million ($1.89 per diluted share), compared to $729 million ($1.68 per diluted share) in 2006. Net sales were $10.8 billion in both the fourth quarter of 2007 and 2006. Cash from operations for the fourth quarter of 2007 was $420 million, compared to $333 million in 2006.

Net earnings for the year ended December 31, 2007 were $3.0 billion ($7.10 per share), compared to $2.5 billion ($5.80 per share) in 2006. Net sales for the year ended December 31, 2007 were $41.9 billion, a 6% increase over the $39.6 billion in the comparable 2006 period. Cash from operations for the year ended December 31, 2007 was $4.2 billion, compared to $3.8 billion in 2006. Return on Invested Capital (ROIC) was 21.4% for the year ended December 31, 2007 compared to 19.2% in 2006.

"I'm very proud of our performance across the board in 2007," said Bob Stevens, Chairman, President and CEO. "Our program execution was solid, we won important new business and we continued to shape a balanced business portfolio—all while achieving outstanding financial performance. This success is a tribute to our dedicated and talented employees who understand the important challenges that face our customers."

Summary Reported Results and Financial Outlook

The following table presents the Corporation’s results for the quarters and years ended December 31, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	4th Quarter		Year
(In millions, except per share data)	2007	2006	2007	2006

Net sales	$10,841	$10,840	$41,862	$39,620

Operating profit
Segment operating profit	$1,256	$1,161	$4,691	$4,031
Unallocated corporate, net:
FAS/CAS pension adjustment	(12)	(69)	(58)	(275)
Unusual items, net	—	29	71	230
Stock compensation expense	(33)	(28)	(149)	(111)
Other, net	4	(23)	(28)	(105)

	$1,215	$1,070	$4,527	$3,770

Net earnings	$799	$729	$3,033	$2,529

Diluted earnings per share	$1.89	$1.68	$7.10	$5.80

Cash from operations	$420	$333	$4,241	$3,783

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2008 FINANCIAL OUTLOOK [1]	2008 Projections
(In millions, except per share data and percentages)	Current Update	October 2007

Net sales	$41,800 -$42,800	$41,250 -$42,750

Operating profit:
Segment operating profit:	$4,715 - $4,840	$4,660 - $4,785
Unallocated corporate, net:
FAS/CAS pension adjustment	125	40
Unusual items, net	—	—
Stock compensation expense	(170)	(170)
Other, net	(65)	(65)

	4,605 - 4,730	4,465 - 4,590
Interest expense	(345)	(345)
Other non-operating income	145	180

Earnings before income taxes	$4,405 - $4,530	$4,300 - $4,425

Diluted earnings per share	$7.05 - $7.25	$6.95 - $7.15
Cash from operations	≥ $4,200	≥ $4,000
ROIC[2]	≥ 18.5%	≥ 18.0%
[1]All amounts estimated
[2] See discussion of non-GAAP performance measures at the end of this document

The Corporation’s outlook for 2008 net sales and segment operating profit has been increased primarily as a result of volume and performance in the Aeronautics business area.

The Corporation’s outlook for 2008 non-cash FAS/CAS pension adjustment has been updated to reflect the:

•	selection of a 6.375% discount rate at the year-end 2007 measurement date versus the 6.25% assumed in the prior outlook;

•	actual return on plan assets in 2007 that exceeded the 8.5% return included in the prior outlook; and

•	benefit of pre-funding various pension trusts during the fourth quarter of 2007.

The Corporation’s outlook for 2008 other non-operating income has been reduced to reflect lower interest income resulting from a 100 basis point decline in assumed yields on cash balances. In addition, the Corporation has removed the anticipated tax benefits associated with credits for research and development activity as legislation providing for these benefits was not extended beyond 2007.

It is the Corporation’s practice not to incorporate adjustments in outlook projections for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Balanced Cash Deployment Strategy

Cash flow from operations was $420 million for the quarter and $4.2 billion for the year ended December 31, 2007. The Corporation continued to execute a balanced cash deployment strategy during 2007 as follows:

•	repurchased 3.0 million shares at a cost of $322 million in the quarter and 21.6 million shares at a cost of $2.1 billion in the year;

•

made discretionary payments of $491 million in the fourth quarter to pre-fund a portion of future years’ funding requirements for the Corporation’s defined benefit pension plan trust and retiree medical plan trust;

•	made capital expenditures of $460 million during the quarter and $940 million during the year;

•	paid cash dividends totaling $175 million in the fourth quarter and $615 million in the year;

•	paid $12 million in the quarter and $337 million during the year for acquisition and joint venture activities; and

•	repaid $32 million of long-term debt in the year.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Services (IS&GS); and Space Systems.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See the Corporation’s 2006 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment. Schedule “C” of the financial attachments to this release contains the current year values for the various components of “Unallocated corporate (expense) income, net.”

In the fourth quarter of 2007, interest income was reclassified from segment operating profit and unallocated corporate (expense) income, net, to “Other non-operating income and expense, net”, to conform to the 2007 consolidated condensed statement of earnings presentation. Schedules “I” through “N” of the attachments to this press release present historical unaudited pro forma data that has been reclassified to reflect this presentation.

The following table presents the operating results of the business segments and reconciles these amounts to the Corporation’s consolidated financial results.

($ millions)	4th Quarter		Year
	2007	2006	2007	2006
Net sales
Aeronautics	$3,004	$3,378	$12,303	$12,188
Electronic Systems	2,874	2,792	11,143	10,519
IS&GS	2,835	2,672	10,213	8,990
Space Systems	2,128	1,998	8,203	7,923

Total net sales	$10,841	$10,840	$41,862	$39,620

Segment operating profit
Aeronautics	$385	$383	$1,476	$1,221
Electronic Systems	360	364	1,410	1,264
IS&GS	275	227	949	804
Space Systems	236	187	856	742

Segment operating profit	1,256	1,161	4,691	4,031
Unallocated corporate, net	(41)	(91)	(164)	(261)

Operating profit	$1,215	$1,070	$4,527	$3,770

The following discussion compares the segment operating results for the quarter and year ended December 31, 2007 to the same periods in 2006.

Aeronautics

($ millions)	4th Quarter		Year
	2007	2006	2007	2006
Net sales	$3,004	$3,378	$12,303	$12,188
Operating profit	$385	$383	$1,476	$1,221
Operating margin	12.8%	11.3%	12.0%	10.0%

Net sales for Aeronautics decreased by 11% for the quarter and increased by 1% for the year ended December 31, 2007 from the comparable 2006 periods. Sales declines in the quarter were driven by lower volume on F-16 and F-35 programs in Combat Aircraft and C-130 programs in Air Mobility. For the year, the sales increase was primarily due to higher volume in sustainment services activities in Other Aeronautics programs. In Combat Aircraft, volume increases on the F-22 program more than offset declines on the F-16 program. These increases were offset partially by lower volume on C-130 programs in Air Mobility.

Segment operating profit for Aeronautics increased by 1% for the quarter and 21% for the year ended December 31, 2007 from the comparable 2006 periods. During the quarter, Combat Aircraft operating profit increased due to improved performance on F-16 and F-22 programs. Air Mobility and Other Aeronautics programs operating profit decreased due to lower volume on support and sustainment activities. For the year, operating profit increased in Combat Aircraft mainly due to improved performance on F-22 and F-16 programs. This increase was offset partially by lower operating profit in support and sustainment activities on Air Mobility and Other Aeronautics programs.

Electronic Systems

($ millions)	4th Quarter		Year
	2007	2006	2007	2006
Net sales	$2,874	$2,792	$11,143	$10,519
Operating profit	$360	$364	$1,410	$1,264
Operating margin	12.5%	13.0%	12.7%	12.0%

Net sales for Electronic Systems increased by 3% for the quarter and 6% for the year ended December 31, 2007 from the comparable 2006 periods. During the quarter, sales increases at Maritime Systems & Sensors (MS2) more than offset decreases at

Missiles & Fire Control (M&FC) and Platform, Training & Energy (PT&E). The growth at MS2 was primarily driven by increased volume in undersea and tactical systems activities. This growth partially was offset by declines in volume on certain tactical missile and air defense programs at M&FC and platform integration activities at PT&E.

For the year ended December 31, 2007, sales increased in all three lines of business. The growth at M&FC was mainly due to higher volume in fire control systems and air defense programs, which more than offset declines in tactical missile programs. At MS2, volume increases in undersea and radar systems activities were offset partially by decreases in surface systems activities. The sales growth at PT&E was primarily due to higher volume in platform integration activities, which more than offset declines in distribution technology activities.

Segment operating profit for Electronic Systems declined by 1% for the quarter and increased 12% for the year ended December 31, 2007 from the comparable 2006 periods. For the quarter, operating profit declined due to lower volume and performance on certain international air defense programs at M&FC and surface systems activities at MS2. This decline partially was offset by increases from improved performance in platform integration activities at PT&E.

For the year, operating profit increased in all three lines of business. PT&E increased primarily due to higher volume and improved performance on platform integration activities. Growth in MS2 operating profit was primarily due to higher volume on undersea and tactical systems activities that more than offset lower volume on surface systems activities. At M&FC, operating profit increased due to higher volume in fire control systems and improved performance in tactical missile programs, which partially were offset by performance on air defense programs.

Information Systems & Global Services

($ millions)	4th Quarter		Year
	2007	2006	2007	2006
Net sales	$2,835	$2,672	$10,213	$8,990
Operating profit	$275	$227	$949	$804
Operating margin	9.7%	8.5%	9.3%	8.9%

Net sales for IS&GS increased by 6% for the quarter and 14% for the year ended December 31, 2007 from the comparable 2006 periods. For both the quarter and year, the increases were primarily attributable to sales growth at Global Services and Information Systems. The increase in Global Services sales was due to higher volume and growth in mission services activities including the impact of the acquisition of Pacific Architects & Engineers, Inc. (PAE) in September 2006. The sales increases at Information Systems were due to growth in information technology and the acquisition of Management Systems Designers Inc. (MSD) in February 2007. Mission Solutions sales were relatively unchanged for the quarter but increased for the year due to higher volume in mission & combat support activities.

Segment operating profit for IS&GS increased by 21% for the quarter and 18% for the year ended December 31, 2007 from the comparable 2006 periods. Operating profit increased for the quarter and year in all three lines of business. For the quarter, the increase in Mission Solutions was primarily driven by higher volume in mission & combat support solutions and aviation solutions activities. The increase in operating profit at Global Services was mainly due to improved performance in services activities. The Information Systems increase was due to improved performance in information technology activities. For the year, Mission Solutions increased due to higher volume in mission & combat support solutions and aviation solutions activities. Global Services growth was primarily attributable to the acquisition of PAE in September 2006. Information Systems increased primarily due to improved performance of information technology activities and the acquisition of MSD.

Space Systems

($ millions)	4th Quarter		Year
	2007	2006	2007	2006
Net sales	$2,128	$1,998	$8,203	$7,923
Operating profit	$236	$187	$856	$742
Operating margin	11.1%	9.4%	10.4%	9.4%

Net sales for Space Systems increased by 7% for the quarter and 4% for the year ended December 31, 2007 from the comparable 2006 periods. For the quarter, sales increases at Strategic & Defensive Missile Systems (S&DMS) and Space Transportation more than offset decreases in Satellites. The S&DMS growth was primarily driven by higher volume in strategic missile programs. The sales increase at Space Transportation was driven by higher volume on the Orion program, which more than offset decreases due to the formation of the United Launch Alliance L.L.C. (ULA) joint venture in the fourth quarter of 2006. The Corporation no longer records sales on Atlas launch vehicles and related support to the U.S. Government, as ULA is accounted for under the equity method of accounting. In Satellites, declines in government satellites were offset partially by increases in commercial satellites. There was one commercial satellite delivery in both the fourth quarters of 2007 and 2006.

For the year, sales increases at Satellites and S&DMS more than offset declines at Space Transportation. In Satellites, the growth was mainly driven by higher volume in government satellite activities, while commercial satellites sales remained relatively flat. There were four commercial satellite deliveries during 2007 and five in 2006. The S&DMS growth during the year was primarily driven by higher volume in strategic missile programs. The sales decline in Space Transportation in 2007 was expected given the divestiture of the International Launch Services business and the formation of ULA in the fourth quarter of 2006. This sales decline was offset partially by higher volume on the Orion program.

Segment operating profit for Space Systems increased by 26% for the quarter and 15% for the year ended December 31, 2007 from the comparable 2006 periods. For the quarter, operating profit increases in Space Transportation and S&DMS more than offset decreases in Satellites. In Space Transportation, the growth in operating profit during the quarter was mainly due to increased earnings at ULA and higher volume on the Orion program. The S&DMS growth was primarily driven by higher volume and improved performance on strategic missile programs. In Satellites, the operating profit decrease was primarily attributable to lower volume in government satellite activities.

For the year, operating profit growth in Satellites and S&DMS more than offset declines at Space Transportation. The growth in Satellites was due to improved performance in commercial and government satellite activities. Increased operating profit at S&DMS was due to higher volume and improved performance on strategic missile programs. In Space Transportation, the decline in 2007 operating profit from 2006 was mainly due to a charge recognized by ULA in the third quarter of 2007 for an asset impairment on Delta II medium lift launch vehicles. The decline also reflects benefits recognized in 2006 from risk reduction activities, including the definitization of the Evolved Expendable Launch Vehicle Launch Capabilities contract, and other performance improvements on the Atlas program, with no similar items recognized in the comparable period in 2007.

Unallocated Corporate (Expense) Income, Net

($ millions)	4th Quarter		Year
	2007	2006	2007	2006
FAS/CAS pension adjustment	$(12)	$(69)	$(58)	$(275)
Unusual items, net	—	29	71	230
Stock compensation expense	(33)	(28)	(149)	(111)
Other, net	4	(23)	(28)	(105)

Unallocated corporate expense, net	$(41)	$(91)	$(164)	$(261)

Certain items are excluded from segment results as part of management’s evaluation of segment operating performance. There were no unusual items in the fourth quarter of 2007. For purposes of segment reporting, the following unusual items were included in “Unallocated corporate (expense) income, net” for the fourth quarter of 2006 and the years ended December 31, 2007 and 2006:

2007 —

•	A second quarter gain, net of state income taxes, of $25 million related to the sale of the Corporation’s remaining 20% interest in Comsat International;

•	A first quarter gain, net of state income taxes, of $25 million related to the sale of land; and

•	First quarter earnings, net of state income taxes, of $21 million related to the reversal of legal reserves from the settlement of certain litigation claims.

These items, coupled with the income tax benefit of $59 million ($0.14 per share) described in the Income Taxes discussion below, increased net earnings by $105 million ($0.25 per share) during the year ended December 31, 2007.

2006 —

•

Fourth quarter earnings, net of state income taxes, of $29 million related to the reversal of transaction related reserves upon the expiration of indemnity provision in the Aerospace Electronics Systems divestiture agreement consummated in 2000;

•	A third quarter gain, net of state income taxes, of $31 million related to the sale of land;

•	A second quarter gain, net of state income taxes, of $20 million related to the sale of land;

•	A first quarter gain, net of state income taxes, of $127 million from the sale of 21 million shares of Inmarsat; and

•	A first quarter gain, net of state income taxes, of $23 million related to the sale of the assets of Space Imaging, LLC.

The fourth quarter item increased net earnings by $19 million ($0.04 per share). Net earnings from these items, coupled with a third quarter charge related to a debt exchange of $11 million ($0.03 per share) and the income tax benefit of $62 million ($0.14 per share) described in the Income Taxes discussion below, increased net earnings by $201 million ($0.45 per share) during the year ended December 31, 2006.

The increase in “Other, net” for the quarter and year ended December 31, 2007 from the comparable periods in 2006 is primarily attributable to lower expense on various corporate items.

Income Taxes

The Corporation’s effective income tax rates were 32.4% and 30.6% for the quarter and year ended December 31, 2007, and 30.5% and 29.6% for the comparable 2006 periods. These rates were lower than the 35% statutory rate for all periods due to tax benefits for US manufacturing activities, dividends related to employee stock ownership plans, and R&D tax credits. The 2007 tax rate was also reduced by an IRS audit settlement that decreased tax expense by $59 million and the 2006 tax rate was also reduced by extraterritorial tax benefits, including a $62 million refund claim for additional benefits in prior years.

The 1% increase in the 2007 tax rate when compared to 2006 is primarily the result of the elimination of the extraterritorial tax benefits in 2007, partially offset by additional tax benefits resulting from a statutory increase in US manufacturing benefits, new legislation that provided enhanced R&D tax credits, and the favorable closure of an IRS audit.

Headquartered in Bethesda, Md., Lockheed Martin employs approximately 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Website: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3 p.m. E.T. on January 24, 2008. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s website at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of U.S. and foreign government funding for our products and services; changes in customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, election cycles, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing and future defense programs; the award or termination of contracts; return on benefit plan assets, interest and discount rates and other changes that may impact benefit plan assumptions; difficulties in developing and producing highly advanced technology systems; the timing of customer acceptance and product deliveries; materials availability and performance by suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; variability in the earnings or losses recorded for joint ventures which we do not control and account for using the equity method of accounting; the future impact of legislation, changes in accounting, tax rules, or export policies; the impact of acquisition or divestiture, joint venture or teaming activities; the outcome of legal proceedings and other contingencies (including lawsuits, government/regulatory investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2006 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial outlook by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of January 23, 2008. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with visibility into how Lockheed Martin uses capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions as a long-term performance measure, and as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2007 Actual	2006 Actual
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%)[1]	$3,033 229	$2,529 235
RETURN	$3,262	$2,764

AVERAGE DEBT[2,5]	$4,416	$4,727
AVERAGE EQUITY[3,5]	7,661	7,686
AVERAGE BENEFIT PLAN ADJUSTMENTS[4,5]	3,171	2,006
AVERAGE INVESTED CAPITAL	$15,248	$14,419

RETURN ON INVESTED CAPITAL	21.4%	19.2%

(In millions, except percentages)		2008 Projections

		Current Update	October 2007
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%)[1]	}	COMBINED	COMBINED

RETURN		≥ $3,185	≥ $3,150

AVERAGE DEBT[2,5]	}	COMBINED	COMBINED
AVERAGE EQUITY[3,5]
AVERAGE BENEFIT PLAN ADJUSTMENTS[4,5]
AVERAGE INVESTED CAPITAL		≤ $17,200	≤ $17,300

RETURN ON INVESTED CAPITAL		≥ 18.5%	≥ 18.0%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily for the recognized and unrecognized benefit plan-related amounts, the adjustment for adoption of FAS 158 and the minimum pension liability.
4	Average benefit plan adjustments reflect the cumulative value of entries identified in our Statement of Stockholders Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Earnings

Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2007	2006
Net sales	$10,841	$10,840	$41,862	$39,620
Cost of sales	9,717	9,809	37,628	36,186

	1,124	1,031	4,234	3,434
Other income and expenses, net	91	39	293	336

Operating profit	1,215	1,070	4,527	3,770
Interest expense	87	85	352	361
Other non-operating income and expense, net	54	64	193	183

Earnings before income taxes	1,182	1,049	4,368	3,592
Income tax expense	383	320	1,335	1,063

Net earnings	$799	$729	$3,033	$2,529

Effective tax rate	32.4%	30.5%	30.6%	29.6%

Earnings per common share:
Basic	$1.94	$1.72	$7.29	$5.91
Diluted	$1.89	$1.68	$7.10	$5.80
Average number of shares outstanding:
Basic	412.3	423.4	416.0	428.1
Diluted	423.4	432.8	427.1	436.4
Common shares reported in stockholders’ equity at December 31:			409.4	421.3

LOCKHEED MARTIN CORPORATION

Net Sales, Segment Operating Profit and Margins

Unaudited

(In millions, except percentages)

	QUARTER ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,
	2007	2006	% Change	2007	2006	% Change
Net sales:
Aeronautics	$3,004	$3,378	(11%)	$12,303	$12,188	1%
Electronic Systems	2,874	2,792	3%	11,143	10,519	6%
Information Systems & Global Services	2,835	2,672	6%	10,213	8,990	14%
Space Systems	2,128	1,998	7%	8,203	7,923	4%

Total net sales	$10,841	$10,840	—%	$41,862	$39,620	6%

Operating profit:
Aeronautics	$385	$383	1%	$1,476	$1,221	21%
Electronic Systems	360	364	(1%)	1,410	1,264	12%
Information Systems & Global Services	275	227	21%	949	804	18%
Space Systems	236	187	26%	856	742	15%

Segment operating profit	1,256	1,161	8%	4,691	4,031	16%
Unallocated corporate expense, net	(41)	(91)		(164)	(261)

	$1,215	$1,070	14%	$4,527	$3,770	20%

Margins:
Aeronautics	12.8%	11.3%		12.0%	10.0%
Electronic Systems	12.5	13.0		12.7	12.0
Information Systems & Global Services	9.7	8.5		9.3	8.9
Space Systems	11.1	9.4		10.4	9.4
Total operating segments	11.6	10.7		11.2	10.2
Total consolidated	11.2%	9.9%		10.8%	9.5%

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Unaudited

(In millions, except per share data)

		QUARTER ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,
		2007	2006		2007	2006
Unallocated corporate (expense) / income, net
FAS/CAS pension adjustment		$(12)	$(69)		$(58)	$(275)
Unusual items, net		—	29		71	230
Stock compensation expense		(33)	(28)		(149)	(111)
Other, net		4	(23)		(28)	(105)

Unallocated corporate expense, net		$(41)	$(91)		$(164)	$(261)

		QUARTER ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,
		2007	2006		2007	2006
FAS/CAS pension adjustment
FAS 87 expense		$(169)	$(234)		$(687)	$(938)
Less: CAS costs		(157)	(165)		(629)	(663)

FAS/CAS pension adjustment - expense		$(12)	$(69)		$(58)	$(275)

	QUARTER ENDED DECEMBER 31, 2007			YEAR ENDED DECEMBER 31, 2007
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2007
Gain on sale of interest in Comsat International	$—	$—	$—	$25	$16	$0.04
Gain on sale of surplus land	—	—	—	25	16	0.04
Earnings from reversal of legal reserves	—	—	—	21	14	0.03
Benefit from closure of an IRS audit	—	—	—	—	59	0.14

	$—	$—	$—	$71	$105	$0.25

	QUARTER ENDED DECEMBER 31, 2006			YEAR ENDED DECEMBER 31, 2006
	Operating profit	Net earnings	Earnings per share	Operating profit (loss)	Net earnings (loss)	Earnings (Loss) per share
Unusual Items - 2006
Earnings from expiration of AES transaction indemnification	$29	$19	$0.04	$29	$19	$0.04
Gain on sales of surplus land	—	—	—	51	33	0.08
Benefit from IRS claims for export tax benefits	—	—	—	—	62	0.14
Debt related expenses	—	—	—	—	(11)	(0.03)
Gain on sale of interest in Inmarsat	—	—	—	127	83	0.19
Gain on Space Imaging sale	—	—	—	23	15	0.03

	$29	$19	$0.04	$230	$201	$0.45

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Unaudited

(In millions)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2007	2006
Depreciation and amortization of plant and equipment
Aeronautics	$60	$42	$181	$154
Electronic Systems	77	55	227	190
Information Systems & Global Services	16	22	68	65
Space Systems	46	37	136	132

Segments	199	156	612	541
Unallocated corporate expense, net	13	15	54	59

Total depreciation and amortization	$212	$171	$666	$600

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2007	2006
Amortization of purchased intangibles
Aeronautics	$12	$13	$50	$50
Electronic Systems	5	13	27	47
Information Systems & Global Services	13	15	55	46
Space Systems	3	2	9	9

Segments	33	43	141	152
Unallocated corporate expense, net	3	3	12	12

Total amortization of purchased intangibles	$36	$46	$153	$164

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2007	2006
Other non-operating income and expense, net
Interest income	$54	$64	$193	$199
Debt related expenses	—	—	—	16

Total other non-operating income and expense, net	$54	$64	$193	$183

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Unaudited

(In millions, except percentages)

	DECEMBER 31, 2007	DECEMBER 31, 2006
Assets
Cash and cash equivalents	$2,648	$1,912
Short-term investments	333	381
Receivables	4,925	4,595
Inventories	1,718	1,657
Deferred income taxes	756	900
Other current assets	560	719

Total current assets	10,940	10,164

Property, plant and equipment, net	4,320	4,056
Goodwill	9,387	9,250
Purchased intangibles, net	463	605
Prepaid pension asset	313	235
Deferred income taxes	760	1,487
Other assets	2,743	2,434

Total assets	$28,926	$28,231

Liabilities and Stockholders’ Equity
Accounts payable	$2,163	$2,221
Customer advances and amounts in excess of costs incurred	4,254	3,856
Other accrued expenses	3,350	3,442
Current maturities of long-term debt	104	34

Total current liabilities	9,871	9,553

Long-term debt, net	4,303	4,405
Accrued pension liabilities	1,192	3,025
Other postretirement and other noncurrent liabilities	3,755	4,364
Stockholders’ equity	9,805	6,884

Total liabilities and stockholders’ equity	$28,926	$28,231

Total debt-to-capitalization ratio:	31%	39%

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Unaudited

(In millions)

	YEAR ENDED DECEMBER 31,
	2007	2006
Operating Activities
Net earnings	$3,033	$2,529
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	819	764
Changes in operating assets and liabilities:
Receivables	(324)	94
Inventories	(57)	(530)
Accounts payable	(66)	217
Customer advances and amounts in excess of costs incurred	394	475
Other	442	234

Net cash provided by operating activities	4,241	3,783

Investing Activities
Expenditures for property, plant and equipment	(940)	(893)
Sale of short-term investments, net	48	48
Acquisitions of businesses / investments in affiliates	(337)	(1,122)
Divestitures of businesses / investments in affiliates	26	180
Other	(2)	132

Net cash used for investing activities	(1,205)	(1,655)

Financing Activities
Issuances of common stock and related amounts	474	756
Repurchases of common stock	(2,127)	(2,115)
Common stock dividends	(615)	(538)
Premium and transaction costs for debt exchange	—	(353)
Repayments of long-term debt	(32)	(210)

Net cash used for financing activities	(2,300)	(2,460)

Net increase (decrease) in cash and cash equivalents	736	(332)
Cash and cash equivalents at beginning of period	1,912	2,244

Cash and cash equivalents at end of period	$2,648	$1,912

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2007	$421	$755	$9,269	$(3,561)	$6,884
Adoption of FIN 48 (a)			31		31
Net earnings			3,033		3,033
Common stock dividends (b)			(615)		(615)
Stock-based awards and ESOP activity	10	879			889
Repurchases of common stock (c)	(22)	(1,634)	(471)		(2,127)
Other comprehensive income (d)				1,710	1,710

Balance at December 31, 2007	$409	$—	$11,247	$(1,851)	$9,805

(a)	The Corporation adopted Financial Accounting Standards Board Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes" on January 1, 2007. The cumulative effect of adopting the provisions of FIN 48 was a non-cash increase to opening retained earnings of $31 million.
(b)	Includes dividends ($0.35 per share) declared and paid in the first, second and third quarters and a dividend ($0.42 per share) paid in the fourth quarter.
(c)	The Corporation repurchased 3.0 million shares of its common stock for $322 million during the fourth quarter. During the year, the Corporation repurchased 21.6 million common shares for $2.1 billion. The Corporation has 32.7 million shares remaining under its share repurchase program as of the end of 2007.
(d)	At December 31, 2007, the Corporation recognized a non-cash, after-tax increase of stockholder's equity of approximately $1.7 billion, as a result of the required remeasurement of the pension plans. The increase was primarily the result of increasing the discount rate assumption from 5.875% at December 31, 2006 to 6.375% at December 31, 2007.

LOCKHEED MARTIN CORPORATION

Operating Data

Unaudited

(In millions)

			DECEMBER 31, 2007	DECEMBER 31, 2006
Backlog
Aeronautics			$26,300	$26,900
Electronic Systems			21,200	19,700
Information Systems & Global Services			11,800	10,500
Space Systems			17,400	18,800

Total			$76,700	$75,900

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2007	2006
Aircraft Deliveries
F-16	9	20	41	67
F-22	7	8	24	27
C-130J	3	4	12	12

LOCKHEED MARTIN CORPORATION

Proforma Consolidated Condensed Statement of Earnings (a)

Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED			QUARTER ENDED
	March 31, 2007	June 30, 2007	September 30, 2007	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Net sales	$9,275	$10,651	$11,095	$9,214	$9,961	$9,605	$10,840
Cost of sales	8,365	9,597	9,949	8,454	9,121	8,802	9,809

	910	1,054	1,146	760	840	803	1,031
Other income and expenses, net	75	110	17	170	63	64	39

Operating profit	985	1,164	1,163	930	903	867	1,070
Interest expense	93	93	79	94	92	90	85
Other non-operating income and expenses, net	37	67	35	41	40	38	64

Earnings before income taxes	929	1,138	1,119	877	851	815	1,049
Income tax expense	239	360	353	286	271	186	320

Net earnings	$690	$778	$766	$591	$580	$629	$729

Effective tax rate	25.7%	31.6%	31.5%	32.6%	31.8%	22.8%	30.5%

Earnings per common share:
Basic	$1.64	$1.87	$1.85	$1.36	$1.35	$1.48	$1.72
Diluted	$1.60	$1.82	$1.80	$1.34	$1.34	$1.46	$1.68

Average number of shares outstanding:
Basic	421.4	416.7	413.5	436.0	428.8	424.3	423.4
Diluted	432.1	426.5	424.5	441.3	433.7	431.9	432.8

(a)	In the fourth quarter of 2007, interest income was reclassified from segment operating profit and unallocated corporate (expense) income, net to "Other non-operating income and expense, net" to conform to the 2007 consolidated condensed statement of earnings presentation. Schedules "I" through "N" of the attachments to this press release present historical unaudited pro forma data that has been reclassified to reflect this presentation.

LOCKHEED MARTIN CORPORATION

Proforma Consolidated Condensed Statement of Earnings

Unaudited

(In millions, except per share data and percentages)

	YEAR ENDED DECEMBER 31,
	2006	2005
Net sales	$39,620	$37,213
Cost of sales	36,186	34,676

	3,434	2,537
Other income and expenses, net	336	316

Operating profit	3,770	2,853
Interest expense	361	370
Other non-operating income and expenses, net	183	133

Earnings before income taxes	3,592	2,616
Income tax expense	1,063	791

Net earnings	$2,529	$1,825

Effective tax rate	29.6%	30.2%

Earnings per common share:
Basic	$5.91	$4.15
Diluted	$5.80	$4.10

Average number of shares outstanding:
Basic	428.1	440.3
Diluted	436.4	445.7

LOCKHEED MARTIN CORPORATION

Proforma Sales, Operating Profit and Margins

Unaudited

(In millions, except percentages)

	QUARTER ENDED			QUARTER ENDED
	March 31, 2007	June 30, 2007	September 30, 2007	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Net sales (a):

Aeronautics	$2,821	$3,136	$3,342	$2,823	$3,004	$2,983	$3,378
Electronic Systems	2,515	2,927	2,827	2,453	2,698	2,576	2,792
Information Systems & Global Services	2,145	2,520	2,713	1,969	2,158	2,191	2,672
Space Systems	1,794	2,068	2,213	1,969	2,101	1,855	1,998

Total net sales	$9,275	$10,651	$11,095	$9,214	$9,961	$9,605	$10,840

Operating profit:

Aeronautics	$299	$378	$414	$250	$272	$316	$383
Electronic Systems	317	387	346	306	318	276	364
Information Systems & Global Services	198	231	245	180	194	203	227
Space Systems	185	214	221	192	188	175	187

Segment operating profit	999	1,210	1,226	928	972	970	1,161
Unallocated corporate (expense) / income, net	(14)	(46)	(63)	2	(69)	(103)	(91)

	$985	$1,164	$1,163	$930	$903	$867	$1,070

Margins:

Aeronautics	10.6%	12.1%	12.4%	8.9%	9.1%	10.6%	11.3%
Electronic Systems	12.6	13.2	12.2	12.5	11.8	10.7	13.0
Information Systems & Global Services	9.2	9.2	9.0	9.1	9.0	9.3	8.5
Space Systems	10.3	10.3	10.0	9.8	8.9	9.4	9.4

Total operating segments	10.8	11.4	11.1	10.1	9.8	10.1	10.7

Total consolidated	10.6%	10.9%	10.5%	10.1%	9.1%	9.0%	9.9%

(a)	Net sales unchanged from previously disclosed amounts

LOCKHEED MARTIN CORPORATION

Proforma Sales, Operating Profit and Margins

Unaudited

(In millions, except percentages)

	YEAR ENDED DECEMBER 31,
	2006	2005
Net sales (a):
Aeronautics	$12,188	$12,349
Electronic Systems	10,519	9,811
Information Systems & Global Services	8,990	8,233
Space Systems	7,923	6,820

Total net sales	$39,620	$37,213

Operating profit:
Aeronautics	$1,221	$1,018
Electronic Systems	1,264	1,078
Information Systems & Global Services	804	720
Space Systems	742	605

Segment operating profit	4,031	3,421

Unallocated corporate expense, net	(261)	(568)

	$3,770	$2,853

Margins:
Aeronautics	10.0%	8.2%
Electronic Systems	12.0	11.0
Information Systems & Global Services	8.9	8.7
Space Systems	9.4	8.9

Total operating segments	10.2%	9.2%

Total consolidated	9.5%	7.7%

(a)	Net sales unchanged from previously disclosed amounts

LOCKHEED MARTIN CORPORATION

Proforma Unallocated Corporate (Expense) / Income, net and Other Non-Operating Income and Expense, net

Unaudited

(In millions, except percentages)

	QUARTER ENDED			QUARTER ENDED
	March 31, 2007	June 30, 2007	September 30, 2007	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Unallocated corporate (expense) / income, net:
FAS/CAS pension adjustment	$(14)	$(14)	$(18)	$(68)	$(68)	$(70)	$(69)
Unusual items, net	46	25	—	150	20	31	29
Stock compensation expense	(49)	(33)	(34)	(30)	(27)	(26)	(28)
Other, net	3	(24)	(11)	(50)	6	(38)	(23)

Unallocated corporate (expense) / income, net	$(14)	$(46)	$(63)	$2	$(69)	$(103)	$(91)

Other non-operating income and expense, net
Interest income	$37	$67	$35	$41	$40	$54	$64
Debt related expenses	—	—	—	—	—	16	—

Total other non-operating income and expense, net	$37	$67	$35	$41	$40	$38	$64

LOCKHEED MARTIN CORPORATION

Proforma Unallocated Corporate (Expense) / Income, net and Other Non-Operating Income and Expense, net

Unaudited

(In millions, except percentages)

	YEAR ENDED DECEMBER 31,
	2006	2005
Unallocated corporate (expense) / income, net:
FAS/CAS pension adjustment	$(275)	$(626)
Unusual items, net	230	173
Stock compensation expense	(111)	—
Other, net	(105)	(115)

Unallocated corporate expense, net	$(261)	$(568)

Other non-operating income and expense, net
Interest income	$199	$143
Debt related expenses	16	10

Total other non-operating income and expense, net	$183	$133